September 28, 2018

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549

Re: Adamant DRI Processing and Minerals Group

We have read the statements of Adamant DRI Processing and Minerals Group included under Item 4.01 of Form 8-K to be filed with the SEC on September 28, 2018 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ MJF & Associates, APC

MJF & Associates, APC